Exhibit 99.1

Ameriprise Financial, Inc.
Ameriprise Financial Center
Minneapolis, MN 55474

News Release

Ameriprise Financial Announces Early Tender Results
and Increases Size of Offer to Purchase Its

5.35% Senior Notes due November 15, 2010

MINNEAPOLIS — July 16, 2009 — Ameriprise Financial, Inc. (NYSE: AMP) today announced that it is increasing the maximum amount of the offer to purchase for cash its 5.35% Senior Notes due November 15, 2010 (the “Notes”) to $450 million from the original amount of $250 million.  The tender offer is being made solely on the terms and conditions in the Offer to Purchase, dated as of July 1, 2009, and the related Letter of Transmittal.  All other terms of the tender offer remain unchanged.  As a result, withdrawal rights of tendering holders of the Notes have expired.

The company also announced that, as of 5:00 p.m. New York City time on July 15, 2009 (the “Early Tender Time”), holders had validly tendered Notes with an aggregate principal amount of approximately $462 million.

Holders that validly tendered their Notes on or before the Early Tender Time and whose Notes are accepted for purchase will receive the previously announced Total Consideration.  Holders that validly tender their Notes after the Early Tender Time and on or before 11:59 p.m. New York City time on July 29, 2009 (the “Expiration Time”) will receive the previously announced Tender Offer Consideration, which is the Total Consideration less the previously announced Early Tender Payment.  As the tender offer is oversubscribed, the Notes tendered are subject to proration.  The Notes that have been validly tendered but not accepted for purchase will be promptly returned to the tendering holder after the Expiration Time, unless extended.

Subject to the terms and conditions of the tender offer, the company expects to pay for Notes that have been validly tendered and not validly withdrawn on the business day after the date on which the tender offer expires.  The tender offer is subject to certain customary conditions, but is not conditioned upon any minimum principal amount of the Notes being tendered.  The company may extend, terminate or further amend the tender offer at any time.

Goldman, Sachs & Co. is serving as the lead dealer manager and Utendahl Capital Group, LLC is serving as the co-dealer manager for the tender offer.  Global Bondholder Services Corporation is serving as the depositary and as the information agent for the tender offer.  Requests for copies of the Offer to Purchase and related Letter of Transmittal may be directed to Global Bondholder Services Corporation by telephone at (866) 540-1500 (toll-free) or (212) 430-3774 (collect), or in writing at 65 Broadway, Suite 723, New York, New York 10006. Questions regarding the tender offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect) or to Utendahl Capital Group, LLC at 212-797-2665.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities.  The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.  The tender offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would be unlawful.  None of Ameriprise Financial, the dealer managers, the depositary or the information agent makes any recommendation as to whether holders should tender their Notes in response to the tender offer. Holders must make their own decisions as to whether to tender Notes and, if so, the principal amount of Notes to tender.

Legal Notice Regarding Forward-Looking Statements

This news release contains forward-looking statements.  All statements other than statements of historical fact included in this news release are forward-looking statements.  All forward-looking statements speak only as of the date of this news release.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the company and its affiliates to be materially different from any future results or performance expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors relate to, among others, difficulties potentially delaying or preventing the completion of the transactions relating to the tender offer.

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

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© 2009 Ameriprise Financial, Inc. All rights reserved.